Power of Attorney

           I, Stephen H. Penman, the undersigned Director of UBS Tamarack International Fund, L.L.C., UBS M2 Fund, L.L.C. and UBS Multi-Strat Fund, L.L.C. (the "Funds"), hereby authorize each of Michael Mascis and Mitchell A. Tanzman, as attornies-in-fact, to sign on my behalf in the capacity indicated in each of the Registration Statements or amendments thereto (including post-effective amendments) for each of the Funds and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

By: /s/ Stephen H. Penman
      Name: Stephen H. Penman
      Title: Director

Dated as of July 28, 2004